Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement  (Form S-3) and related Prospectus of CryoLife, Inc. for the registration of 3,703,699 shares of its common stock and to the incorporation by reference therein of our reports dated February 16, 2016, with respect to the consolidated financial statements of CryoLife, Inc. and the effectiveness of internal control over financial reporting of CryoLife, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Atlanta, Georgia

March 9, 2016